Exhibit 10.3

LOOKSMART, LTD.

2007 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") dated on the grant date ("Grant Date") as stated in the Notice of Stock Option Grant (the “Notice of Grant”) by and between LookSmart, Ltd., a Delaware corporation (the "Company"), and the employee as stated in the Notice of Grant ("Optionee"), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the 2007 Equity Incentive Plan (the "Plan"); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the "Committee") has determined that Optionee shall be granted an option under the Plan as set forth in the Notice of Grant and as hereinafter set forth;

The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee a Nonstatutory Stock Option (this "Option") to purchase the number of shares, as stated in the Notice of Grant, of its Common Stock (the "Shares") upon the terms and conditions set forth in the Notice of Grant and this Agreement.

1. Plan Award.

This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2. Exercise Price.

The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be the price per Share as stated in the Notice of Grant.

3. Vesting and Exercise of Option.

Subject to Optionee's not experiencing a termination of service relationship (“Termination of Service Relationship”) during the stated vesting period, Optionee shall vest in and earn the right to exercise this Option on the schedule as set forth in the Notice of Grant.

4. Expiration.

This Option will expire seven (7) years from the Grant Date, unless sooner terminated or cancelled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 3 above and subject to earlier Termination of Service Relationship upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before the expiration date as stated in the Notice of Grant (the "Expiration Date"). If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend. Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option's expiration.

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5. Exercise Mechanics.

This Option may be exercised by delivering to the Stock Plan Administrator at the Company's head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved. The notice must be accompanied by the payment of the full Option exercise price of such Shares. Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment of the exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below. Payment of the Option exercise price may be in cash (including check or wire transfer), consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee, subject to the Company's discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Committee, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement, such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws or a combination of the foregoing methods of payment. The Optionee may also pay the exercise price of this Option through the Optionee’s E*Trade options links account. For questions, contact the Stock Plan Administrator at the Company.

6. Termination of Service Relationship.

All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee's Termination of Service Relationship except as set forth in this Section 6. The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee's Termination of Service Relationship shall terminate and expire effective immediately upon such date. With respect to the vested and exercisable portion of the Option, and subject to the final sentence of this Section 6:

(i) In the event of Termination of Service Relationship other than as a result of the Optionee's death or disability, Optionee shall have three months to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Service Relationship; provided that if during any part of such three month period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of three months after the date of Termination of Service Relationship; provided further that if during any part of such three month period, the Shares issued upon exercise of the Option may not be sold because Optionee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Insider Trading Policy, the Option shall not expire until Optionee shall have had an aggregate of three months after the date of Termination of Service Relationship during which Optionee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy; provided further that if on the date of Termination of Service Relationship, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan; provided further that if after Termination of Service Relationship, the Optionee does not exercise his or her Option within the time specified by the Committee, the Option shall terminate and the Shares covered by such Option shall revert to the Plan and provided further that notwithstanding the foregoing, in no event may this Option be exercised later than the expiration of the term of such Option as set forth in the Notice of Grant; and

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(ii) In the event of Termination of Service Relationship as a result of Optionee's death or disability (including a Total and Permanent Disability), Optionee shall have twelve (12) months following the date of Termination of Service Relationship to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Service Relationship. In the event of Optionee’s death while Optionee has a service relationship with the Company, an additional amount of Options equal to one (1) year of vesting shall immediately vest and remain exercisable for twelve (12) months following Optionee’s Termination of Service Relationship.

(iii) In the event the Company eliminates Optionee’s job position and such elimination results in the Optionee’s Termination of Service Relationship during the first twelve (12) months of the Optionee’s service relationship with the Company after the Vesting Commencement Date and the Option is subject to cliff vesting at the end of that twelve (12) month period (such that the Optionee would otherwise not be vested in any Option Shares as the date of Termination of Service Relationship), the vesting of the Option shall accelerate such that, as of the date of Termination of Service Relationship, Optionee shall be vested in and able to exercise a number of Shares that is equal to the product of (a) the ratio that the number of full months during which Optionee remained in a continuous service relationship following the Vesting Commencement Date bears to forty eight (48) months, times (b) the total number of Shares subject to this Option. Optionee shall be able to exercise these vested Shares for three (3) months after the date of Optionee’s Termination of Service Relationship.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 4 above.

7. Transferability.

This Option generally is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime; provided however that if this Option is a Nonstatutory Stock Option, it may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to "Immediate Family Members" (as defined below) of the Optionee. "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

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8. Tax Matters.

(i) Optionee is responsible for, and by accepting this Option agrees to bear, all taxes of any nature, including withholding taxes, interest or penalties arising out of the grant of this Option, the vesting or exercise of this Option or the subsequent sale of the Shares acquired pursuant to the exercise of this Option, or any violation of Code Section 409A that impacts this Option, that are legally imposed upon Optionee in connection with this Option, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on Optionee.

(ii) In the event that the Company or the Optionee’s employer, including any affiliate or subsidiary qualified to deduct tax at source (the “Employer”), is required to withhold any amount (including in connection with income tax, employment or payroll taxes, social security contributions or other similar amounts, with such obligation in aggregate referred to herein as the “Withholding Obligation”) as a result of any event occurring in connection with this Option, the Optionee shall make a cash payment to the Company as necessary to cover all applicable Withholding Obligations at or prior to the time the event giving rise to the Withholding Obligation occurs; provided that (a) the Company has the right to withhold a portion of the Shares otherwise to be delivered upon exercise of this Option having a Fair Market Value equal to the amount of the Withholding Obligation in accordance with such rules as the Company may from time to time establish, (b) the Company or the Employer has the right, and the Optionee in accepting this grant explicitly authorizes the Company, to deduct an amount equal to the Withholding Obligation from the Optionee’s compensation or (c) the Company may establish alternative procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Option. The Optionee will receive a cash refund for any payment of cash or fraction of a surrendered share not necessary to satisfy the Withholding Obligations.

(iii) The Company has not provided any tax advice with respect to this Option or the disposition of Shares. Optionee acknowledges and agrees that the ultimate liability for any tax-related item legally due by Optionee is and remains Optionee’s responsibility and that the Company and or the Employer (a) make no representations or undertakings regarding the treatment of any such tax items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option or the subsequent sale of the Shares acquired upon exercise of this Option; and (b) do not commit to structure the terms or any aspect of this Option to reduce or eliminate the Optionee’s liability for such tax items. The Company may refuse to honor the exercise of this Option and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the satisfaction of the Withholding Obligations.

(iv) Only upon the termination of the Optionee and to the extent that the Company in good faith determines that any payment provided for hereunder (meaning, the vesting and obligation to issue any Shares hereunder) constitutes a “deferral of compensation” and that the Optionee is a "key employee" (in each case as such terms are defined under Code Section 409A), no amounts shall be payable to the Optionee pursuant hereto prior to the earlier of (a) the Optionee’s death following the date of Optionee’s termination of services to the Board, or (b) the date that is six months following the date of the Optionee’s “separation from service” with the Company (within the meaning of Code Section 409A).

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9. Data Transfer.

Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan. Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Optionee's favor for the purpose of implementing, managing and administering the Plan ("Data"). Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee's country. Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Optionee understands that refusing or withdrawing consent may affect Optionee's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Company’s Stock Plan Administrators.

10.. Optionee Acknowledgements.

By accepting this grant of the Option, Optionee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement. Optionee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company. Optionee's participation in the Plan shall not create a right to further service relationship with the Company and shall not interfere with the ability of the Company to terminate Optionee's service relationship at any time with or without cause and it is expressly agreed and understood that the service relationship is terminable at the will of either party, insofar as permitted by law. Optionee agrees that this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law. In the event that Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or service relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company. Optionee acknowledges that the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Option and cannot be predicted with certainty. In consideration of this grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of this grant of the Option or diminution in value of this grant of the Option resulting from Optionee's Termination of Service Relationship by the Company or the Employer (for any reason whatsoever and whether or not in breach of any Applicable Laws). Upon Optionee’s ceasing to have a service relationship, Optionee's right to receive benefits shall be only as set forth in this Agreement and his or her ceasing to be a member of the Board will not be extended by any notice period mandated under local law, and the Board or Compensation Committee shall have the exclusive discretion to determine when Optionee is no longer in a service relationship with the Company for purposes of this grant of the Option.

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11. Copies of Plan Materials.

The Optionee acknowledges that the Optionee has access to and is deemed to have received a copy of the Plan from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at http://www.looksmart.com. The Optionee acknowledges that copies of the Plan and stockholder information are also available upon written or telephonic request to the Company’s Stock Plan Administrator.

12. Notices.

All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

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If to the Company, to:

Attention: Stock Plan Administrator
Looksmart, Ltd.
55 Second Street
San Francisco, California 94105

If to the Optionee, to:

Address provided below

All such notices, advances, and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of air courier, on the business day after the date when sent and (c) in the case of mailing, on the third business day following such mailing.

13. Entire Agreement; Plan Controls.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee's interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement or the Notice of Grant have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.

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